EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of May 18, 2015, by and between Barfresh Food Group, Inc., a Delaware corporation (the “Company”) and Joseph S. Tesoriero, an individual (the “Executive”).

RECITALS

WHEREAS, Company desires to employ Executive on the terms set forth in this Agreement; and

WHEREAS, Executive desires to be employed by the Company on the terms set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration of the mutual benefits and obligations set forth in this agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. TERM OF EMPLOYMENT/AT-WILL EMPLOYMENT. Executive’s employment under this Agreement shall commence on May 18, 2015 (the “Effective Date”) and continue until terminated as provided hereunder (the “Term”). Executive and the Company agree that Executives employment with the Company constitutes at-will employment.

2. NATURE OF DUTIES. During the Term, Executive shall serve as the Chief Financial Officer of the Company. Executive’s duties shall be performed at the Company’s headquarters located in Beverly Hills, California. As such, Executive shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability. Executive shall have all of the customary powers and duties associated with his position. Executive shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time to time for all employees of the Company. Executive will report to the Company’s Chief Executive Officer.

3. COMPENSATION AND RELATED MATTERS.

(a) Base Salary. During the Term, Executive shall receive an annual base salary (“Base Salary”) at the rate of $250,000, subject to a 5% annual increase. The term “Base Salary” as used in this Agreement shall mean, at any point in time, Executive’s annual base salary at such time. The Base Salary shall be payable in substantially equal semi-monthly installments and shall in no way limit or reduce the obligations of the Company hereunder.

(b) Performance Bonuses. In addition to the Base Salary, Executive shall receive (i) a bonus equal to 50% of Executive’s Base Salary for that calendar year, based on targets determined by the board of directors of the Company, which amount will be paid no later than March 15 of the following year; and (ii) a bonus equal to 25% of Executive’s Base Salary for that calendar year, based on targets determined by the board of directors of the Company, which amount will be paid in three (3) equal annual installments commencing March 15 of the following year ((i) and (ii) collectively “Performance Bonuses”). Performance targets for the 2015 calendar year shall be established within 90 days of the Effective Date; performance targets for subsequent years shall be established by March 31, 2015 of each subsequent year.

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(c) Incentive Compensation. In addition to Base Salary and Performance Bonuses, Executive is eligible to receive incentive compensation in accordance with the Company’s 2015 Equity Incentive Plan (“Plan”) and the following specific awards shall be granted on the Effective Date:

(i) Restricted Share Grant. On the Effective Date, the Company shall issue to Executive 350,000 shares of unregistered common stock of the Company, which shall vest (become non-forfeitable) as to 50% of the award on the second anniversary of the Effective Date, and as to the remaining 50% of the award on the third anniversary of the Effective Date (the “BRFH Shares”).

(ii) Stock Option Grant. On the Effective Date, Executive shall receive an option to purchase 500,000 BRFH Shares at an exercise price (“BRFH Options”) at an exercise price based on the closing price of the common stock on the Effective Date, vesting as follows: 250,000 BRFH Options shall vest on each of the second and third anniversaries of the Effective Date during Executive’s continued employment by the Company pursuant to this Agreement. BRFH Options shall have a term of 8 years from the date of grant.

(iii) Performance Options. In addition to the BRFH Shares and BRFH Options, Executive shall receive additional “Performance Options” to purchase BRFH Shares on an annual basis on the anniversary of the Effective Date, as follows:

(1)	an option to purchase 175,000 BRFH Shares at an exercise price equal to the closing bid price on the date of the grant, which will vest in equal increments on each of the first, second and third anniversaries of the date of grant; and

(2)	an option to purchase up to 175,000 additional BRFH Shares at an exercise price equal to the closing bid price on the date of the grant, the actual number of options available for exercise will be determined based on targets reasonably determined by the board of directors of the Company (the “Board”), with performance targets established within 90 days of the date of grant to allow incremental vesting on each of the first, second and third anniversaries of the date of grant.

Performance Options shall have a term of 8 years from the date of grant.

Notwithstanding anything contained herein to the contrary, all BRFH Shares, BRFH Options and Performance Options that have been granted shall vest immediately upon a Change of Control, as defined in the Plan. For clarity and notwithstanding anything else provided in this Agreement, vesting of BRFH Shares, BRFH Options and Performance Options that have been granted shall not accelerate other than upon a Change of Control, as defined in the Plan, and “Discharge Other Than for Cause” subject to Section 4(c) below.

(d) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term (in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers) in performing services hereunder, provided that Executive properly accounts therefore in accordance with Company policy.

(e) Other Benefits. Executive shall be entitled to participate in or receive benefits generally made available to the employees of the Company (401(k), etc.) or as explicitly provided hereunder. Any other benefits must be agreed to in writing by the Chief Executive Officer of BRFH.

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(f) Vacations. Commencing 90 days after the Effective Date, Executive shall be entitled to 15 days paid vacation in each calendar year, pro-rated for any partial year. Executive may only accrue up to 26 days of paid vacation at any time.

4. TERMINATION.

(a) Discharge for Cause. The Company may terminate Executive’s employment at any time if it believes in good faith that it has Cause to terminate his employment. As used herein, “Cause” means (i) Executive’s conviction in any court of competent jurisdiction of an act of fraud or dishonesty, the purpose or effect of which materially and adversely affects the Group, (ii) Executive’s failure or refusal to attempt in good faith to perform his job duties under this Agreement or to follow the reasonable directions of the Board (other than by reason of physical or mental illness, injury, or condition); provided however, in each instance Executive must be provided notice from the Board of his failure to do so and an opportunity to cure such breach within 10 business days or such longer time as prescribed in the written notice or reasonably required to cure any such breach, and/or (iii) Executive becoming barred or prohibited by any governmental or regulatory agency from holding his position with the Company or fulfilling his duties hereunder or subjecting the Company to “bad actor disqualification” under Rule 506(d) of the Securities Act of 1933. Upon Executive’s discharge for Cause, the Company shall pay to Executive any unpaid accrued Base Salary, Performance Bonuses, expense reimbursements and vacation days, and all of Executive’s BRFH Options and Performance Options shall terminate; provided however, in exchange for execution of a release by Executive, Executive shall have a period of 90 days from the date of termination to exercise any vested BRFH Options and Performance Options.

(b) Termination for Disability. Except as prohibited by applicable law and, if required by applicable law, subject to the Company providing Executive with reasonable accommodations, the Company may terminate Executive’s employment on account of Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of his duties under this Agreement for at least 30 consecutive calendar days or for at least 45 calendar days, whether or not consecutive, in any 365 calendar day period. If Company terminates Executive due to a Disability, Company shall pay Executive any unpaid Base Salary, Performance Bonuses, expense reimbursements and vacation days accrued prior to termination of employment; provided however, in exchange for Executive’s execution of a release in accordance with Section 4(g), Executive’s Base Salary shall be continued for 3 months after the date of termination and all of Executive’s vested BRFH Options and vested Performance Options shall be exercisable for a period of 90 days from the date of termination.

(c) Discharge Other Than for Cause. The Company may terminate Executive’s employment at any time for any reason, and without advance notice. If the Company discharges Executive other than for Cause, the Company shall pay to Executive any accrued unpaid Base Salary, Performance Bonuses, expense reimbursements and vacation days accrued prior to termination of employment, and Executive’s BRFH Options and Performance Options shall terminate; provided however, in exchange for Executive’s execution of a release in accordance with Section 4(g), Executive shall be entitled to the following special benefits: (A) continuation of executive’s Base Salary for a period of 6 months after termination; (B) all of Executive’s BRFH Shares shall immediately vest; (C) all of Executive’s outstanding BRFH Options shall immediately vest and become exercisable for a period of 90 date from the date of termination; and (D) all of Executive’s outstanding Performance Options shall immediately vest and become exercisable for a period of 90 date from the date of termination.

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(d) Resignation. Executive promises not to resign his employment without giving the Company at least 60 days’ advance written notice. If Executive resigns, for no reason or for any reason, the Company may accept his resignation effective on the date set forth in his notice or the date of the Company’s receipt of his notice. Upon Executive’s resignation, the Company shall pay Executive any unpaid Base Salary, Performance Bonuses, expense reimbursements and vacation days accrued prior to termination of employment. Executive’s BRFH Options and Performance Options shall terminate; provided however, in exchange for 60 days’ advance written notice of Executive’s resignation and Executive’s execution of a release in accordance with Section 4(g), Executive shall be entitled to the following special benefits: Executive shall have a period of 90 days from the date of termination to exercise any vested BRFH Options and vested Performance Options, pursuant to the terms of the Plan.

(e) Death. If Executive dies, the Company shall pay to Executive any accrued unpaid Base Salary, Performance Bonuses, expense reimbursements and vacation days accrued prior to termination of employment, and, in exchange for execution of a release by Executive’s estate in accordance with Section 4(g), Executive’s vested BRFH Options and vested Performance Options shall be exercisable for a period of 90 days from the date of termination by Executive’s estate.

(f) Disputes Under This Section. All disputes relating to this Agreement, including disputes relating to this Section 4, shall be resolved by final and binding arbitration under Section 7.

(g) Execution of Release. Executive will only receive special benefits set forth in this Section 4 that are conditioned upon his execution of a general release if Executive signs the form submitted by the Company (substantially in the Form attached hereto as Annex A) within 21 days after his employment ends (or such other time frame set forth in the release) and he does not subsequently properly revoke the release.

(h) Termination of Options. Notwithstanding anything contained herein to the contrary, no BRFH Option or Performance Option is exercisable after expiration of its 8-year term.

5. CONFIDENTIALITY. During the term of Executive’s employment, in exchange for his promises to use such information solely for the Company’s benefit, the Company will provide Executive with Confidential Information concerning, among other things, its business, operations, customers, vendors, owners, investors, and business partners. “Confidential Information” refers to information not generally known by others in the form in which it is used by the Company, and which gives the Company a competitive advantage over other companies which do not have access to this information, including secret, confidential, or proprietary information or trade secrets of the Company and its subsidiaries and affiliates, conveyed orally or reduced to a tangible form in any medium, including information concerning the operations, future plans, customers, business models, strategies, and business methods of the Company and its subsidiaries and affiliates, as well as information about the Company’s customers, clients and business partners and their respective operations and confidential information. “Confidential Information” does not include: (a) information that: (i) Executive knew prior to his employment with the Company or any predecessor company; (ii) subsequently came into Executive’s possession other than through his work for the Company or any predecessor company and not as a result of a breach of any duty owed to the Company; or (iii) is generally known within the relevant industry; or (b) any prior knowledge, information or know-how which Executive legally obtained from a source other than the Company.

(a) Promise Not to Disclose. Executive promises never to use or disclose any Confidential Information before it has become generally known within the relevant industry through no fault of Executive. Notwithstanding this paragraph, Executive may disclose Confidential Information: (i) during his employment for the benefit of the Company; (ii) as required to do so by court order, subpoena, or otherwise as required by law, provided that upon receiving such order, subpoena, or request and prior to disclosure, to the extent permitted by law Executive shall provide written notice to the Company of such order, subpoena, or request and of the content of any testimony or information to be disclosed and shall cooperate fully with the Company to lawfully resist disclosure of the information; and (iii) to an attorney for the purpose of securing professional advice.

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(b) Promise Not to Solicit. Executive agrees that, during his employment with the Company and for 12 months after her termination for any reason (together, the “Restricted Period”): (1) Executive will not, on Executive’s own behalf or on behalf of any other person, firm, or corporation, call on any of the customers or business partners of the Group, for the purpose of soliciting or providing to any of the customers or business partners smoothies or smoothie-like beverages, and the Executive will not, in any way, directly or indirectly, on Executive’s own behalf, or on behalf of any other person, firm, or corporation, solicit, divert, or take away any customer or business partner of the Group; and (2) Executive will not solicit, attempt to solicit, assist others to solicit, hire or assist others to hire for employment any person who is, or within the preceding 6 months was, an officer, manager, employee or consultant of the Company. Executive agrees that the restrictions set forth in this paragraph do not and will not prohibit him from engaging in his livelihood and do not foreclose him working with customers or business partners not identified in this paragraph. Executive further agrees that he will not furnish to or for the benefit of any competitor of the Group, the name of any person who is employed by the Group.

(c) Promise Not to Engage in Certain Employment. Executive agrees and covenants that because of the confidential and sensitive nature of the Confidential Information and because the use of the Confidential Information in certain circumstances may cause irrevocable damage to the Group, Executive will not, during Restricted Period, engage, directly or indirectly, in any business, enterprise, or employment that is directly competitive with the Group’s business of developing, distributing or marketing compounds or technologies for the manufacture and distribution of smoothies, or smoothie-like beverages, in the United States or elsewhere.

(d) Return of Information. When Executive’s employment with the Company ends, he will promptly deliver to the Company, or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies of the same, of or pertaining to it or any other Group member in his possession or control. Notwithstanding the foregoing, Executive may retain his personal effects, files, benefit information, or other property to the extent such materials do not contain any of the Company’s Confidential Information. In addition, during his employment with the Company or the Group and subsequently, Executive agrees to meet with Company personnel and, based on knowledge or insights he gained during his employment with the Company and the Group, answer any question they may have related to the Company or the Group as reasonably requested.

(e) Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, developed, created, conceived, made, or reduced to practice during Executive’s employment with the Company (except intellectual property that has no relation to the Group or any Group customer that Executive developed, etc., purely on his own time and at his own expense), shall be the sole and exclusive property of the Company, and Executive does now assign all rights, title, and interest in any such intellectual property to the Company.

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(f) Enforcement of This Section. This Section 5 shall survive the termination of this Agreement or Executive’s employment for any reason. Executive acknowledges that: (a) this section’s terms are reasonable and necessary to protect the Company’s legitimate interests; (b) this section’s restrictions will not prevent him from earning or seeking a livelihood; (c) this section’s restrictions shall apply wherever permitted by law; and (d) the violation of any of this section’s terms would irreparably harm the Company. Accordingly, Executive agrees that, if he violates any of the provisions of this section, the Company or any Group member shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking. Executive further agrees and stipulates that the agreements and covenants not to compete contained in Section 5(c) are fair and reasonable in light of all the facts and circumstances of the relationship between Executive and the Company; however, Executive and the Company are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of the provisions of the preceding paragraph, Executive and the Company agree that if a court or arbitrator should decline to enforce the provisions of Section 5(c), Section 5(c) must be considered modified to restrict Executive’s competition with the Group to the maximum extent, in both time and geography, which the court or arbitrator finds enforceable.

6. CONFLICT OF INTEREST. In keeping with Executive’s fiduciary duties to the Company, Executive agrees that while employed by the Company he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Executive agrees that he shall immediately disclose to the Company any facts that might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Executive might arise, and which must be reported immediately by Executive to the Company, include, but are not limited to, the following:

(a) ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

(b) acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

(c) accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Company does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;

(d) misuse of the Company’s information or facilities to which Executive has access in a manner which will be detrimental to the Company’s interest, such as utilization for Executive’s own benefit of know-how, inventions, or information developed through the Company’s business activities;

(e) disclosure or other misuse of Confidential Information of any kind obtained through Executive’s connection with the Company;

(f) appropriation by Executive or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and

(g) ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

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7. ARBITRATION OF DISPUTES. Except as expressly prohibited by law and except for the Company’s right to seek injunctive relief as set forth in Section 5 (f), all disputes between the Company and Executive (“Arbitratable Disputes”), including disputes under Section 3 and Section 4, are to be resolved by final and binding arbitration in accordance with this Section 7. This section shall remain in effect after the termination of this Agreement or Executive’s employment.

(a) Scope of Agreement. This arbitration agreement applies to, among other things, disputes concerning Executive’s employment with or termination from the Company; the validity, interpretation, enforceability or effect of this Agreement or alleged violations of it; claims of discrimination under federal or state law; or other statutory or common law claims.

(b) The Arbitration. The arbitration shall take place under the auspices of the American Arbitration Association (“AAA”) in one of its offices located in Los Angeles County, California and conducted in accordance with the AAA’s National Rules for the Resolution of Employment Disputes then in effect before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such rules. The arbitrator may not modify or change this Agreement in any way except as expressly set forth herein. The arbitration shall be governed by the substantive law of California (excluding where it mandates the use of another jurisdiction’s laws).

(c) Fees and Expenses. Regardless of which party initiates the arbitration, the Company shall pay that portion of the initial filing fee that exceeds the filing fee for commencing an action in a state or federal court in California, after which each party shall pay the fees of their attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration. All other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid one-half by the Company and one-half by the Executive. Notwithstanding the foregoing, the arbitrator may, in his or her discretion, award reasonable attorney’s fees (in addition to any other damages, expenses or relief awarded) to the prevailing party.

(d) Exclusive Remedy. The arbitration in this manner shall be the exclusive remedy for any Arbitratable Dispute.

(e) Judicial Enforcement. Nothing in this Section 7 shall preclude any party to this agreement from seeking judicial enforcement of an arbitrator’s award. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

8. CODE SECTION 280G.

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Code Section 280G and would, but for this Section 8 be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

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(b) To the extent the Covered Payments must be reduced pursuant to Section 8(a) above, the Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c) Any determination required under this Section 8 shall be made in writing in good faith by an independent accounting firm selected by the Company that is reasonably acceptable to Executive (the “Accountants”), which shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive. The Company and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. For purposes of making the calculations and determinations required by this Section 8, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. The Accountants’ determinations shall be final and binding on the Company and Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 8.

(d) Notwithstanding the provisions of the Plan, equity awards under Section 3(c) and any other payments payable to Executive under this or any other Agreement upon or related to a Change of Control (as defined in the Plan, and as modified herein) that are considered to be “excess parachute payments” under Section 280G of the United States Internal Revenue Code of 1986 (the “Code”) will not be subject to the 280G “cut-back” provisions set forth in Section 14(d) of the Plan shall not apply to Executive.

9. AMENDMENT. No provisions of this Agreement may be modified, waived or discharged except by a written document signed by a duly authorized Company officer and Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

10. NOTICES. For all purposes of this Agreement, all communications, including but not limited to notices, consents, request or approvals, required, permitted, or which may be given hereunder shall be in writing and either delivered personally to an officer of the addressee or mailed to those addresses provided on the signature page below, by certified or registered mail, postage prepaid, by facsimile transmission or electronic mail (with receipt confirmed) and shall be deemed given (i) when so delivered personally; (ii) if mailed, five (5) days after the time of mailing; or (iii) if faxed or sent by electronic mail, twenty four (24) hours after the confirmed transmission of the fax or electronic mail.

11. CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of California (excluding any that mandate the use of another jurisdiction’s laws).

12. SUCCESSORS. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. Without Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

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13. TAXES. The Company shall withhold taxes from payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law.

14. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

16. HEADINGS. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

17. GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

18. ENTIRE AGREEMENT. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. All prior written employment agreements between Executive and the Company are declared null and void, and have no further effect.

(Signatures on following page)

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IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the Effective Date set forth above.

“COMPANY”		“EXECUTIVE”

BARFRESH FOOD GROUP INC.,
a Delaware corporation

By:	/s/ Riccardo Delle Coste	/s/ JOSEPH S. TESORIERO
Name:	Riccardo Delle Coste	JOSEPH S. TESORIERO
Title:	Chief Executive Officer

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ANNEX A – General Release of Claims

GENERAL RELEASE AGREEMENT

This General Release Agreement (the “Agreement”) is entered into by and between Barfresh Food Group, Inc., a Delaware corporation (the “Company”), and Joseph S. Tesoriero (“Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement (“Employment Agreement”) entered into on May __, 2015, whereby Executive is entitled to certain severance benefits from Company in exchange for executing this Agreement;

WHEREAS, Executive’s employment with Company [will terminate][terminated] effective [DATE] (“Termination Date”), pursuant to Section [INSERT SECTION] of the Employment Agreement;

WHEREAS, the parties desire to settle all claims and issues arising out of or in any way related to the acts, transactions or occurrences between Executive and the Company to date;

WHEREFORE, in consideration of the promises and the mutual covenants set forth below, the parties agree as follows:

1. Consideration. In consideration for executing this Agreement and in exchange for the promises, covenants, releases and waivers herein, provided that Executive has not revoked the Agreement as set forth below, the Company will provide Executive with the severance payments and/or benefits described in Section [INSERT SECTION] of the Employment Agreement. The severance payments and/or benefits described in Section [INSERT SECTION] shall commence or be paid, as applicable, on the first payroll period following the “Release Effective Date” (as defined below), and the first payment shall include all payments that would have been made from the Termination Date. In addition, Executive shall be reimbursed for (i) any remaining charges for Company expenses on Executive’s personal credit cards incurred prior to the Termination Date and (ii) any outstanding and unpaid business expenses incurred by the Executive through the Termination Date, in each case in accordance with Company policy. Executive understands and agrees that the severance payments and/or benefits are in addition to anything of value to which Executive is otherwise entitled from the Company if she does not execute this Agreement.

2. Tax Treatment. All payments and benefits provided to Executive pursuant to Paragraph 1 of this Agreement are subject to any applicable employment or tax withholdings or deductions. In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted accordingly. In no event shall the timing of the Executive’s execution of this Agreement, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Agreement could be made in more than one taxable year, at the option of Executive, payment shall be made in the later taxable year. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including, without limitation, under the Code, federal, state or local laws.

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3. Releases.

(a)	In consideration for the consideration described above, to which Executive is not otherwise entitled, as a full and final settlement, Executive, for Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, its current and former parents, direct or indirect equity holders, subsidiaries, affiliated or related entities and their respective officers and directors (hereinafter collectively referred to as “Releasees”) from all causes of action, claims, charges, complaints, liabilities, obligations, promises, covenants, agreements, contracts, suits, judgments, damages, or demands, in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive ever had or now has regarding any matter arising on or before the date of Executive’s execution of this Agreement including those arising directly or indirectly out of or in any way connected with Executive’s employment with the Company, including, but not limited to, claims relating to Executive’s employment, or termination thereof, discrimination based upon race, color, age, sex, sexual orientation, age, marital status, religion, national origin, handicap, disability, or any other protected category, or retaliation, any contracts (express or implied), any claim for or involving equitable relief or recovery of punitive, compensatory, or other damages or monies, wages, vacation pay, employee fringe benefits, attorneys’ fees, libel, slander, and any other tort. Executive understands and agrees that this Release includes any claim that could arise under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Act; the Civil Rights Act of 1866; the Equal Pay Act; the Pregnancy Discrimination Act; the Americans With Disabilities Act of 1990; 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the False Claims Act; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; the California Labor Code (including the California Private Attorney General Act), California Business & Professions Code, California Wage Orders, City of Los Angeles Living Wage Ordinance; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any pension, welfare, or equity plans.

(b)	Executive acknowledges reading and understanding the meaning and effect of section 1542 of the California Civil Code which in its entirety states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the creditor.

Executive waives and relinquishes any right or benefit that Executive may have under section 1542 of the California Civil Code and understands that by signing this Release, Executive is giving up claims that Executive may not presently know or suspect to exist.

(c)	Notwithstanding the broad scope of this release, this release is not intended to bar (i) any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits, (ii) any claims with respect to indemnification under the Company’s by-laws, charter or any other operative agreements or with respect to coverage arising under any D&O policy in effect, (iii) any claims by the Executive for any matter arising under this Agreement or (iv) any claims by the Executive in his capacity as a shareholder of the Company or with respect to any equity interest he may own or control in the Company. Nothing in this Agreement is intended to interfere with Executive’s right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Executive expressly releases and waives her right to recovery of any type in any administrative or court action, whether local, state or federal, and whether brought by her or on her behalf, related in any way to the matters released herein.

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(d)	By signing this Agreement and accepting the consideration described in Paragraph 1, Executive understands and acknowledges that Executive is waiving any right to sue the Releasees for any claims released by this Agreement.

(e)	The Company for itself and its current and former parents, direct or indirect equity holders, members, subsidiaries, affiliated or related entities and their respective members, shareholders, officers, directors, successors and assigns (collectively, the “Company Releasors”) hereby release and forever discharge the Executive from all causes of action, claims, charges, complaints, liabilities, obligations, promises, covenants, agreements, contracts, suits, judgments, damages, or demands, in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, which the Company Releasors ever had or now have regarding any matter relating to Executive’s employment with or equity interest in the Company arising on or before the date of Executive’s execution of this Agreement including, but not limited to, any claim for or involving equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, libel, slander, and any other tort; provided, that, the foregoing release by the Company Releasors is not intended to and does not bar any claims by the Company Releasors for any matters arising (i) under this Agreement or the Termination Agreement, (ii) from events, acts or omissions occurring after the parties’ execution of this Agreement; or (iii) from any acts of Executive involving criminal activity or fraud.

4. Non-Admission Clause. This Agreement does not constitute an admission by the Company or Executive (or any Releasee or Company Releasor) of a violation of any federal, state, or local law, statute, rule or regulation or any common law right.

5. Representations. By Executive’s signature below, Executive represents that: (i) Executive is not aware of any unpaid wages, vacation, bonuses, expense reimbursements or other amounts owed to Executive by the Company, other than that specifically provided for in this Agreement; and (ii) Executive has not filed any charge or claim or initiated any proceedings against any of the Releasees in any forum or with any municipal, state or federal agency charged with the enforcement of any law.

6. Confidentiality of this Agreement. Except as provided by law, Executive and the Company shall keep the existence and terms of this Agreement confidential and shall not disclose to any third party, except in the case of the Executive, to the Executive’s immediate family, tax and legal advisors and as required by law, and except in the case of the Company, in connection with the Company’s disclosure obligations to its tax, accounting and legal advisors, to any officer, director, manager or employee with a business need to know, and as required by law.

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7. Non-Disparagement/Statements. Executive covenants and agrees that he will not make any disparaging or derogatory comments about the business or reputation of the Releasees, except where the making of any truthful statements may be required by law or is necessary to enforce his rights under this Agreement. The Company covenants and agrees that it shall not, and the management employees of the Company shall be instructed not to, make any disparaging or derogatory comments concerning the Executive, except where the making of any truthful statements may be required by law or necessary to enforce its rights under this Agreement.

8. Governing Law. The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions. Executive agrees to and hereby consents and waives any objection to the exclusive jurisdiction of any and all state and federal courts located in the State of California in connection with any proceeding concerning this Agreement.

9. Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

10. Severability. If any provision or portion thereof contained in this Agreement is held to be invalid or unenforceable, the remainder of this Agreement will be considered severable, shall not be affected and shall remain in full force and effect. Specifically, the invalidity of any such provision shall have no effect upon, and shall not impair the enforceability of the release language set forth in Paragraph 3.

11. Binding on Successors. The parties agree that this Agreement shall be binding on, and inure to the benefit of, Executive’s and the Company’s respective successors, heirs and/or assigns.

12. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between Executive and the Company on the subject matter herein and supersedes and cancels any prior written and oral agreements between Executive and the Company regarding such subject matter, except the surviving provisions of the Employment Agreement. No amendment of this Agreement or waiver of any of its provisions shall be effective unless agreed to in writing by Executive and the Company. This Agreement may be executed in two or more counterparts, which when taken together, shall constitute an original agreement. Executed originals transmitted by electronically as PDF files (or their equivalent) shall have the same force and effect as a signed original. Unless otherwise defined herein, capitalized terms have the meaning set forth in the Employment Agreement.

13. Acknowledgments: Without detracting in any respect from any other provision of this Agreement, Executive acknowledges and agrees that:

(a)	this Agreement constitutes a knowing and voluntary waiver of all rights or claims Executive has or may have against Releasees as set forth herein, including any claims under the Age Discrimination in Employment Act; and Executive has no physical or mental impairment of any kind that has interfered with Executive’s ability to read and understand the meaning of this Agreement or its terms, and that Executive is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement;

(b)	by entering into this Agreement, Executive does not waive rights or claims that may arise after the date of Executive’s execution of this Agreement, including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Agreement;

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(c)	the consideration provided to Executive under this Agreement is in addition to anything of value to which Executive is already entitled;

(d)	Executive is advised to consult with an attorney regarding this Agreement; and

(e)	Executive was informed that Executive had at least twenty-one (21) days in which to review and consider this Agreement, and to consult with an attorney regarding the terms and effect of this Agreement.

14. Right to Revoke. Executive may revoke this Agreement within seven (7) days from the date Executive signs this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or Executive. Any revocation must be in writing and received by the undersigned by 5:00 p.m. on or before the seventh day after this Agreement is executed by Executive. For purposes of this Agreement, the “Release Effective Date” shall be the eighth (8th) day following the Termination Date, so long as the Executive has not revoked this Agreement in a timely manner prior to such date.

[Signature Page Follows]

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Sincerely,

Barfresh Food Group Inc.

By:
Name:
Title:

EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY; THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT THE COMPANY HAS ADVISED EXECUTIVE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT EXECUTIVE HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

/s/ Joseph S. Tesoriero
Joseph S. Tesoriero

Date:

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